Exhibit 99.1

CARDIOVASCULAR SYSTEMS REPORTS FISCAL 2011 FOURTH-QUARTER AND

FULL-YEAR FINANCIAL RESULTS

Conference Call Scheduled for Today, August 3, 2011, at 3:45 PM CT (4:45 PM ET)

•	Financial performance rose significantly over prior-year fourth quarter:

•	Revenues increased 20 percent to $21.7 million

•	Gross profit margin rose to 81 percent

•	Operating expenses increased 1 percent

•	Adjusted EBITDA improved $2.0 million to earnings of $539,000

•	Net loss, including $(1.3) million of expense related to conversion and valuation changes of convertible debt, decreased 44 percent to $(2.5) million

•	New Stealth 360° System drove 25-percent increase in device usage in converted accounts

•	FDA approved completion of patient enrollment in ORBIT II coronary pivotal trial

St. Paul, Minn., August 3, 2011 – Cardiovascular Systems, Inc. (CSI) (Nasdaq: CSII), a medical device company developing and commercializing innovative interventional treatment systems for vascular disease, today reported financial results for its fiscal fourth quarter and year ended June 30, 2011.

CSI’s revenues in the fourth quarter rose to $21.7 million, a 20-percent gain over revenue of $18.0 million in the fourth quarter of last fiscal year. Adjusted EBITDA improved by $2.0 million to earnings of $539,000, driven by stronger revenue and gross margin, with nominal growth in operating expenses.

Net loss was $(2.5) million, or $(0.15) per common share, for the quarter, a 44-percent reduction from $(4.4) million, or $(0.29) per common share, in the fourth quarter of last fiscal year. Net loss for the current quarter includes $(1.3) million, or $(0.08) per common share, of expense related to conversion and valuation changes of convertible debt.

David L. Martin, CSI president and chief executive officer, commented, “We concluded fiscal 2011 with a strong quarter: solid revenue growth, profitability on an adjusted EBITDA basis and a significant reduction in net loss over the year-ago period. We are managing our business to drive toward profitability and for sustainable growth, as demonstrated by the percentage of revenue from customer reorders, which rose to 96 percent of total revenue.

“We also achieved significant progress on our business objectives in the fourth quarter. The limited market release of our innovative Stealth 360°™ PAD System expanded to more than 100 accounts. Physicians’ enthusiasm about the product’s new ease-of-use features and enhanced operating performance led to substantial usage gains in those accounts.

“Data from clinical trials presented at two major medical meetings reinforce the safety and efficacy our PAD therapy provides. Additionally, we received FDA approval to complete patient enrollment in ORBIT II, our pivotal trial for a coronary application – a major market opportunity for CSI.”

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Cardiovascular Systems, Inc.

August 3, 2011

Revenue from customer reorders increased to 96 percent of total revenue from 93 percent in last year’s fourth quarter. Gross profit margin increased to 81 percent from 77 percent in the same period last year, primarily due to continued product cost reductions, manufacturing efficiencies and shipment of fewer controller units.

Fiscal 2011 Results

Financial results for fiscal 2011 also improved significantly over the prior year. Revenues increased 22 percent to $78.8 million. Gross margin rose to 79 percent from 77 percent, while operating expenses declined 2 percent. Adjusted EBITDA improved by 88 percent to a loss of $(1.6) million. Net loss decreased 53 percent to $(11.1) million, or $(0.70) per common share, including $(0.9) million, or $(0.05) per common share, of expense related to conversion and valuation changes of convertible debt.

OPERATING HIGHLIGHTS

Limited Market Release of Stealth 360° Advances

CSI is introducing its innovative Stealth 360° PAD System through a limited market release to generate valuable feedback from physicians and establish best practices for device operation. At fiscal 2011 year-end, over 100 customers had purchased the third-generation system. The Stealth 360° offers a simple design with power and speed controls on the handle to give physicians hands-on control of device operation and shorter procedure times. Stealth 360° is as easy to set up as a balloon or stent, and utilizes CSI’s proven orbital mechanism of action that protects healthy tissue while removing even the most difficult-to-treat plaque throughout the entire leg.

Martin noted, “At hospitals where the Stealth 360° has been installed, device usage rates increased 25 percent, and the number of sites using 30 or more devices per quarter rose 59 percent in the fourth quarter. Moreover, additional physicians are using the system as they become acquainted with its improved operating performance, and most importantly, its ability to safely treat the entire leg. We are definitely changing the standard of PAD treatment.”

CSI plans to begin a broader commercial launch of the Stealth 360° in the second quarter of fiscal 2012.

Prospective, Randomized Studies Show Advantages of Orbital PAD Therapy Over Balloon Angioplasty

Data from CSI’s COMPLIANCE 360° and CALCIUM 360° studies of above-the-knee and below-the-knee lesions, respectively, were presented at two major medical conferences in the fourth quarter.

Martin commented, “We are building a foundation of clinical PAD data unlike any other company in our space. Scientifically sound clinical evidence is the best way to demonstrate the ability of our orbital mechanism to help physicians successfully treat patients with PAD. As patient follow-up continues, longer-term data are confirming the durability of our therapy.”

Acute data from the prospective, randomized COMPLIANCE 360° clinical trial was presented at the American College of Cardiology meeting. The study directly compared the Diamondback 360® PAD System to balloon angioplasty in treating above-the-knee PAD. Results showed that the Diamondback 360° can achieve far superior acute results in treating calcium-containing plaque by improving lesion compliance through differential sanding, without the need for stent placement. Study results with a p value of less than 0.0001 showed the success rate in the Diamondback 360° arm was 360 percent greater than in the balloon arm and required 91 percent less bailout stenting. The COMPLIANCE 360° study enrolled 50 patients at nine U.S. sites. Patients will have clinical follow up at one, six and 12 months. Longer-term results will be reported as they become available.

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Cardiovascular Systems, Inc.

August 3, 2011

The prospective CALCIUM 360° study randomized 50 patients with Critical Limb Ischemia (CLI) below the knee to either orbital treatment or balloon angioplasty. Six-month results presented at the New Cardiovascular Horizons meeting showed orbital treatment outperformed balloon angioplasty. A key finding was that by modifying calcified lesions first, the Diamondback 360° allows use of a lower-pressure adjunctive balloon therapy, reducing the need for bailout stenting with improved longer-term patient outcomes. Orbital treatment outperformed balloon angioplasty on the primary endpoint of device success (less than or equal to 30 percent restenosis with no dissection C-F) with 92.6 percent in the Diamondback 360° arm versus 78.7 percent in the balloon arm.

Approval Received to Complete Patient Enrollment in ORBIT II Coronary Clinical Trial

In May, CSI received FDA approval to complete enrollment of 429 patients in its ORBIT II Investigational Device Exemption (IDE) clinical trial for a coronary application of its orbital technology. The approval came following FDA review of data from the first 50 cases, as called for in the trial protocol. As many as 50 U.S. medical centers are expected to participate in ORBIT II.

“FDA approval to proceed with patient enrollment is a significant milestone in the ORBIT II trial,” said Martin. “Many patients with small calcified coronary arteries are excluded from other clinical studies because there are limited treatment options. A coronary application would give patients a new minimally invasive treatment option, as well as provide a sizeable expansion opportunity for CSI. We have demonstrated that our orbital mechanism of action is effective in treating small, calcified vessels in PAD cases, and our ORBIT I coronary feasibility trial of 50 patients met both its safety and efficacy endpoints.”

Fiscal 2012 First-Quarter and Full-Year Outlook

Martin said, “With the introduction of Stealth 360° and FDA approval to proceed with our ORBIT II coronary trial, CSI is now at an appropriate stage to invest further in sales and marketing and clinical trials to capitalize on our growth opportunities. Therefore, we plan to increase operating expenses in fiscal year 2012 to enhance future growth. This is expected to temporarily increase our net losses in the first half of fiscal 2012 compared to the last half of fiscal 2011. However, we expect to resume progress toward profitability in the second half of fiscal 2012.”

For the fiscal 2012 first quarter ending September 30, 2011, CSI anticipates:

•

Revenues in the range of $21.0 million to $22.0 million, or growth of 16 percent to 21 percent over the first quarter of fiscal 2011. The revenue range reflects seasonally lower procedure volume during the summer months. Additionally, the transition to the Stealth 360° product line will limit the rate of revenue growth until a broader commercial launch begins, targeted for the fiscal 2012 second quarter.

•

Gross profit as a percentage of revenue about 2 percentage points lower than the fiscal 2011 fourth quarter. Stealth 360° will become a higher percentage of revenue, but will still be at limited volumes, which raises its unit cost compared to the Diamondback 360° device. Also, ramp up of the Texas manufacturing facility for higher future production volumes will temporarily increase costs, but enhance efficiencies over time.

•

An increase in operating expenses of about 7 percent to 8 percent from the fiscal 2011 fourth quarter, due to expansion of the ORBIT II trial, and additional investments in sales and marketing programs and infrastructure.

•	Interest and other expense of about $(350,000), excluding the potential effect of conversions or valuation changes of convertible debt.

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Cardiovascular Systems, Inc.

August 3, 2011

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Net loss in the range of $(2.9) million to $(3.5) million, or loss per common share ranging from $(0.17) to $(0.20), assuming 17.4 million average shares outstanding, excluding the potential effect of conversions or valuation changes of convertible debt.

•	Adjusted EBITDA loss between $(0.8) million and $(1.4) million.

For the fiscal year ending June 30, 2012, CSI anticipates:

•	Revenue growth of 20 percent to 25 percent over fiscal 2011.

•	Net loss for the full year, but positive net income in the fourth quarter, excluding the potential effect of conversions or valuation changes of convertible debt.

Conference Call Today at 3:45 p.m. CT (4:45 p.m. ET)

Cardiovascular Systems, Inc. will host a live conference call and webcast of its fiscal fourth-quarter and full-year results today, August 3, 2011, at 3:45 p.m. CT (4:45 p.m. ET). To access the call, dial (888) 680-0865 and enter access number 10258009. Please dial in at least 10 minutes prior to the call and wait for assistance, or dial “0” for the operator. To listen to the live webcast, go to the investor information section of the company’s website, www.csi360.com, and click on the webcast icon. A webcast replay will be available beginning at 7 p.m. CT the same day.

For an audio replay of the conference call, dial (888) 286-8010 and enter access number 71239570. The audio replay will be available beginning at 8 p.m. CT on Wednesday, August 3, 2011, through 6 p.m. CT on Friday, August 5, 2011.

Use of Non-GAAP Financial Measures

To supplement CSI’s consolidated condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), CSI uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables later in this release immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI’s financial results prepared in accordance with GAAP.

About Peripheral Arterial Disease

As many as 12 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries (commonly the pelvis or leg) reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

Millions of patients with PAD may benefit from treatment with the Stealth 360° and Diamondback 360°, minimally invasive catheter systems developed and manufactured by CSI. These systems use a diamond-coated crown, attached to a guide wire, which sands away plaque while preserving healthy vessel tissue, or medial integrity — a critical factor in preventing reoccurrences. Balloon angioplasty and stents have significant shortcomings in treating hard, calcified lesions. Stents are prone to fractures and high recurrence rates, and treatment of hard, calcified lesions often leads to vessel damage and suboptimal results.

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Cardiovascular Systems, Inc.

August 3, 2011

About Cardiovascular Systems, Inc.

Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Stealth 360°™, Diamondback 360® and Predator 360® PAD Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted 510(k) clearance for the use of the Diamondback 360° in August 2007 and for the Stealth 360° in March 2011. To date, more than 50,000 PAD procedures have been performed using the Diamondback 360° and Stealth 360° in leading institutions across the United States.

CSI has also commenced its ORBIT II Investigational Device Exemption clinical trial to evaluate the safety and effectiveness of its orbital technology in treating coronary arteries. The coronary system is limited by federal law to investigational use and is currently not commercially available in the United States.

For more information, visit the company’s website at www.csi360.com.

Safe Harbor

Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) CSI’s future profitability; (ii) anticipated sustainable revenue growth; (iii) the expected growth of the Stealth 360° as a percentage of total revenue; (iv) the expected broader commercial launch of the Stealth 360° in the second quarter of fiscal 2012; (v) CSI’s clinical trials; (vi) the market and expansion opportunity provided by a coronary application and (vii) anticipated revenue, gross profit, operating expenses, interest and other expense, net loss and adjusted EBITDA in future periods, are forward-looking statements. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to the potential for unanticipated delays in enrolling medical centers and patients for clinical trials; dependence on market growth; the reluctance of physicians to accept new products; the effectiveness of the Stealth 360°; actual clinical trial results; the impact of competitive products and pricing; the difficulty to successfully manage operating costs; fluctuations in quarterly results; FDA clearances and approvals; approval of products for reimbursement and the level of reimbursement; general economic conditions and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Product Disclosure

The Stealth 360°™ PAD System, Diamondback 360® PAD System and Predator 360® PAD System are percutaneous orbital atherectomy systems indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae. The systems are contraindicated for use in coronary arteries, bypass grafts, stents or where thrombus or dissections are present. Although the incidence of adverse events is rare, potential events that can occur with atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm.

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Cardiovascular Systems, Inc.

August 3, 2011

Cardiovascular Systems, Inc.

Consolidated Statements of Operations

(Dollars in Thousands, except per share and share amounts)

(unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2011	2010	2011	2010
Revenues	$21,707	$18,015	$78,780	$64,829
Cost of goods sold	4,214	4,153	16,277	15,003

Gross profit	17,493	13,862	62,503	49,826

Selling, general and administrative	15,775	15,297	62,372	62,447
Research and development	2,624	2,857	8,940	10,278

Total expenses	18,399	18,154	71,312	72,725

Loss from operations	(906)	(4,292)	(8,809)	(22,899)

Interest and other income (expense)	(1,577)	(109)	(2,316)	(1,005)

Net loss	$(2,483)	$(4,401)	$(11,125)	$(23,904)

Net loss per common share:
Basic and diluted	$(0.15)	$(0.29)	$(0.70)	$(1.62)

Weighted average common shares used in computation:
Basic and diluted	16,329,850	14,950,869	15,915,800	14,748,293

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August 3, 2011

Cardiovascular Systems, Inc.

Consolidated Balance Sheets

(Dollars in Thousands)

(unaudited)

	June 30, 2011	June 30, 2010
ASSETS
Current assets
Cash and cash equivalents	$21,159	$23,717
Accounts receivable, net	13,254	9,394
Inventories	5,818	4,319
Prepaid expenses and other current assets	797	1,048

Total current assets	41,028	38,478

Property and equipment, net	2,383	1,964
Patents, net	2,314	1,712
Other assets	1,033	568

Total assets	$46,758	$42,722

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$3,813	$2,302
Accounts payable	5,181	3,353
Deferred grant incentive	647	1,181
Accrued expenses	5,545	6,569

Total current liabilities	15,186	13,405

Long-term liabilities
Long-term debt, net of current maturities	8,331	8,985
Deferred grant incentive	1,497	2,208
Other liabilities	109	409

Total long-term liabilities	9,937	11,602

Total liabilities	25,123	25,007

Commitments and contingencies
Total stockholders’ equity	21,635	17,715

Total liabilities and stockholders’ equity	$46,758	$42,722

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Cardiovascular Systems, Inc.

August 3, 2011

Non-GAAP Financial Measures

To supplement CSI’s consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as “Adjusted EBITDA” in this release.

Reconciliations of Adjusted EBITDA to the most comparable U.S. GAAP measure for the respective periods can be found in the table below. In addition, an explanation of the manner in which CSI’s management uses Adjusted EBITDA to conduct and evaluate its business, the economic substance behind management’s decision to use Adjusted EBITDA, the substantive reasons why management believes that Adjusted EBITDA provides useful information to investors, the material limitations associated with the use of Adjusted EBITDA and the manner in which management compensates for those limitations is included following the reconciliation table below.

Cardiovascular Systems, Inc.

Supplemental Sales Information

(Dollars in Thousands)

(unaudited)

	Three months ended June 30,		Year ended June 30,
	2011	2010	2011	2010

Device revenue	$19,169	$15,885	$69,268	$57,351
Other product revenue	2,538	2,130	9,512	7,478
Total revenue	$21,707	$18,015	$78,780	$64,829

Device units sold	6,255	5,318	22,917	19,178

New customers	41	60	222	215

Reorder revenue %	96%	93%	94%	93%

Cardiovascular Systems, Inc.

Adjusted EBITDA

(Dollars in Thousands)

(unaudited)

	Actual				Projected Range
	Three Months Ended June 30,		Year Ended June 30,		Three Months Ended September 30, 2011
	2011	2010	2011	2010	High	Low
Loss from operations	$(906)	$(4,292)	$(8,809)	$(22,899)	$(2,300)	$(2,900)
Add: Stock-based compensation	1,247	2,634	6,468	9,094	1,300	1,300
Add: Depreciation and amortization	198	164	716	599	200	200

Adjusted EBITDA	$539	$(1,494)	$(1,625)	$(13,206)	$(800)	$(1,400)

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August 3, 2011

Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors

CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and amortization expense and non-cash charges such as stock based compensation. CSI’s management uses Adjusted EBITDA to analyze the underlying trends in CSI’s business, assess the performance of CSI’s core operations, establish operational goals and forecasts that are used to allocate resources and evaluate CSI’s performance period over period and in relation to its competitors’ operating results. Additionally, CSI’s management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.

CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI’s management for its financial and operational decision-making and allows investors to see CSI’s results “through the eyes” of management. CSI also believes that providing this information better enables CSI’s investors to understand CSI’s operating performance and evaluate the methodology used by CSI’s management to evaluate and measure such performance.

The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:

— Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI’s management also believes that excluding this item from CSI’s non-GAAP results is useful to investors to understand the application of stock-based compensation guidance and its impact on CSI’s operational performance, liquidity and its ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI’s financial statements.

— Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not expenses that require cash settlement and are not used by CSI’s management to assess the core profitability of CSI’s business operations. CSI’s management also believes that excluding these items from CSI’s non-GAAP results is useful to investors to understand CSI’s operational performance, liquidity and its ability to make additional investments in the company.

Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI’s financial results prepared in accordance with GAAP. Some of the limitations associated with CSI’s use of these non-GAAP financial measures are:

— Items such as stock-based compensation do not directly affect CSI’s cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI’s “Adjusted EBITDA” and therefore these non-GAAP measures do not reflect the full economic effect of these items.

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August 3, 2011

— Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.

— CSI’s management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses.

CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure CSI uses and detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.

Contacts:

Cardiovascular Systems, Inc. Investor Relations (651) 259-2800 investorrelations@csi360.com	Padilla Speer Beardsley Inc. Marian Briggs (612) 455-1742 mbriggs@psbpr.com Nancy A. Johnson (612) 455-1745 njohnson@psbpr.com

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